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                                                                     EXHIBIT 2.4

                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


         This Amendment No. 1 to Stock Purchase Agreement (this "Amendment"), dated as of October 2, 2003, is by and among DIRT Motorsports, Inc., a New York corporation (the "Corporation"), Glenn Donnelly ("Shareholder"), Boundless Motor Sports Racing, Inc., a Colorado corporation ("Parent"), and Boundless Track Operations, Inc., a Nevada corporation ("Purchaser"). The above persons and entities are sometimes each referred to herein as a "Party" and collectively, as the "Parties".

                                    RECITALS

         A. The Parties are parties to that certain Stock Purchase Agreement, dated as of August 13, 2003 (the "Agreement"). All capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

         B. The Parties desire to amend the Agreement to the extent provided below.

         C. NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   AGREEMENTS

         1. Section 2.2 of the Agreement is hereby amended to read in its entirety as follows:

                   "2.2 PURCHASE PRICE. The purchase price for the Stock shall be $3,550,000 (the "Purchase Price"), which Purchase Price shall be payable as follows: (i) $1,775,000 shall be payable in cash as follows: (A) $500,000 of which shall be payable by cheek on or prior to October 15, 2003; (B) $500,000 of which shall be payable by check on or prior to January 1, 2004; and (C) the remaining $775,000 shall be payable by check at the Closing (the "Closing Cash Consideration"); and (ii) the remaining $1,775,000 shall be payable by the delivery to the Corporation by Purchaser of 591,667 shares (the "Parent Shares") of Parent Stock; it being agreed and understood that on or prior to October 15, 2003, Parent will instruct its transfer agent to deliver to the Corporation a certificate evidencing the Parent Shares.

         2. Sections 7.9 of the Agreement is hereby deleted in its entirety.

         3. Section 8.4 of the Agreement is hereby deleted in its entirety.

         4. Section 9.2, subpart (a) of the Agreement is hereby amended to read as follows:

                  "(a) the Closing Cash Consideration by check;"

         5. Section 9.2(b) of the Agreement is hereby deleted in its entirety.

         6. The "October 31, 2003" dates set forth in subparts (d) and (e) of
Section 12.1 of the Agreement are hereby changed to "March 31, 2004".


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         7. From October 6, 2003, until the earlier of (i) March 31, 2004; or
(ii) the Closing (as defined in the Agreement), Shareholder and Purchaser shall jointly operate and manage the Corporation (including, without limitation, co-managing and co-operating any and all racing events being managed and/or operated by the Corporation. In consideration for the above, the parties hereto agree that Purchaser shall on there financial reporting be allowed to incorporate and book all of the income and expenditures of the Corporation from October 6th, 2003 to the said closing date.

         8. The Employment Agreement shall become effective as of January 1, 2004, irregardless of whether or not the Closing occurs by such date.

                                  MISCELLANEOUS

         1. Except as modified and amended hereby, the Agreement is and shall remain in force and effect in accordance with its terms.

         2. This Amendment may be executed in several counterparts, all of which are identical, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument.

         3. This Amendment shall be governed by and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.



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         EXECUTED as of the date first above written.

                                   DIRT MOTORSPORTS, INC.

                                   By: /s/ GLENN DONNELLY
                                      -----------------------------------------
                                       Glenn Donnelly, CEO and President


                                       /s/ GLENN DONNELLY
                                   --------------------------------------------
                                       Glenn Donnelly

                                   BOUNDLESS MOTOR SPORTS RACING, INC.

                                   By: /s/ LES WULF
                                      -----------------------------------------
                                       Les Wulf, President

                                   BOUNDLESS TRACK OPERATIONS, INC.


                                   By: /s/ LES WULF
                                      -----------------------------------------
                                       Les Wulf, President